UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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DIVERSIFIED RESTAURANT HOLDINGS, INC.

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SEC 1913 (02-02)

DIVERSIFIED RESTAURANT HOLDINGS, INC. 27680 Franklin Road Southfield, Michigan 48034 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
May 24, 2018

To Our Stockholders:

The Annual Meeting of Stockholders of Diversified Restaurant Holdings, Inc. (the “Company”) will be held at the Company’s Detroit Buffalo Wild Wings restaurant, which is located at 1218 Randolph, Detroit, Michigan 48226, on Thursday, May 24, 2018, at 10:00 a.m., EDT. Details regarding the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our 2017 Annual Report to Stockholders with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business. The Annual Meeting is being held for the following purposes:

(i)	To elect a slate of seven directors for terms to expire at the 2019 Annual Meeting of stockholders;

(ii)	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2018;

(iii)	To hold an advisory vote to approve the compensation of our named executive officers disclosed in this Proxy Statement; and

(iv)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed March 26, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ David G. Burke
David G. Burke
Director, President and Chief Executive Officer

April 13, 2018
Southfield, Michigan

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

This proxy statement and our 2017 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for fiscal year ended December 31, 2017, are available at www.envisionreports.com/SAUC.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR BY TELEPHONE, AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. IF YOU CHOSE TO RECEIVE PAPER COPIES OF YOUR PROXY MATERIALS, INCLUDING THE PROXY CARD, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED (WHICH HAS PREPAID POSTAGE IF MAILED IN THE UNITED STATES) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

 Diversified Restaurant Holdings, Inc.

Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 24, 2018

___________________________
*To be voted on at the meeting

DIVERSIFIED RESTAURANT HOLDINGS, INC.
27680 Franklin Road
Southfield, Michigan 48034

PROXY STATEMENT
For the Annual Meeting of Stockholders
To be held on May 24, 2018

This Proxy Statement (“Proxy Statement”) is furnished by and on behalf of the Board of Directors (the “Board”) of Diversified Restaurant Holdings, Inc. (“we,” “our,” “us,” the “Company,” or “DRH”) in connection with the solicitation of proxies for use at the 2018 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 10:00 a.m., EDT, Thursday, May 24, 2018, at the Company’s Detroit Buffalo Wild Wings restaurant, which is located at 1218 Randolph, Detroit, Michigan 48226, and at any adjournments thereof. Distribution of this Proxy Statement and the accompanying form of proxy is scheduled to begin on or about April 13, 2018.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of the meeting. These matters include the election of directors, ratification of the selection of our independent registered public accounting firm, and an advisory vote to approve the compensation of our named executive officers.

Please read this Proxy Statement carefully. You should consider the information contained in this Proxy Statement when deciding how to vote your shares.

Who is entitled to vote?

The Board has set March 26, 2018 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on the record date, March 26, 2018, you are entitled to receive notice of the meeting and to vote your shares at the meeting. Holders of the Company’s common stock are entitled to one vote per share.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “stockholder of record.” If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instructions provided by the broker, bank, trust or other nominee.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

What is a proxy?

A proxy is your designation of another person to vote on your behalf. The other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We sometimes refer to this as your “proxy vote.” By voting via the internet, via telephone or by completing and returning a written proxy card, you are giving the persons appointed as proxies by our Board the authority to vote your shares.

How are proxy materials being made available to stockholders?

Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the internet, rather than mailing paper copies of these materials to each stockholder. We believe that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of the Annual Meeting and helps conserve natural resources. On or about April 13, 2018, we will mail to each stockholder (other than those stockholders who previously had requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including its proxy statement and annual report, on the internet and how to access a proxy card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We may at our discretion voluntarily choose to mail or deliver a paper copy of the proxy materials, including our proxy statement and annual report, to one or more stockholders.

How many shares must be present to hold the Annual Meeting?

At least a majority of the shares of our common stock outstanding on the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:
•you are present and vote in person at the meeting; or

•	you have properly submitted a proxy via the internet, via telephone or by completing and returning a written proxy card.

As of the record date, 26,847,250 shares of our common stock were outstanding and entitled to vote. Proxies that are received and voted as withholding authority, abstentions, and broker non-votes (where a bank, broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote my shares?

If you are a stockholder of record as of the record date, you have three options for submitting your vote prior to the Annual Meeting: (i) vote via the internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials; (ii) vote via telephone, by following the instructions provided in the Notice of Internet Availability of Proxy Materials; or (iii) vote via mail, by completing, signing, dating and mailing a paper proxy card in a pre-addressed envelope, which a stockholder can request as outlined in the Notice of Internet Availability of Proxy Materials.

If the shares you own are held in street name, your broker, bank, trust or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. Your broker, bank, trust or other nominee is required to send you directions on how to vote those shares. If you do not give instructions to your broker, bank, trust or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as “broker non-votes.”

If, as of the record date, you are a stockholder of record and you attend the Annual Meeting, you may vote in person at the meeting. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you are a street name holder, you may vote your shares in person at the Annual Meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting. If you have questions about attending or would like directions to the Annual Meeting, please write to the Secretary, Diversified Restaurant Holdings, Inc., 27680 Franklin Road, Southfield, Michigan 48034 or call 248-223-9160.

What if I do not specify how I want my shares voted?

If you submit a proxy and do not specify how you want to vote your shares, the proxies will vote your shares:

•	FOR election of all of the nominees for director;

•	FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018;

•	FOR the advisory approval of the compensation of our named executive officers disclosed in this Proxy Statement; and

•	In the discretion of the persons named as proxies as to all other matters that may be properly presented at the Annual Meeting.

Can I change my proxy after submitting my proxy?

Yes, whether the proxy is submitted via the internet, telephone or mail, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy, by voting in person at the Annual Meeting, or by delivering to our Secretary a written notice of revocation. Attending the Annual Meeting will not revoke your proxy unless you specifically request to revoke it.

What is the vote required to approve each matter?

Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for nominees to be elected as directors, meaning the seven directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be counted as shares voted on this matter.

Independent Registered Public Accounting Firm. The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and voting on the matter is necessary to approve the ratification of our independent registered public accounting firm. Abstentions and broker non-votes will not be counted as shares voted on this matter.

Advisory approval of compensation of our named executive officers. Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Are there other matters to be voted on at the meeting?

As of the date of this Proxy Statement, our Board does not know of any matters which may come before the Annual Meeting, other than the matters described in this Proxy Statement. Should any other matter requiring a vote of the stockholders arise and be properly presented at the Annual Meeting, the proxy gives the persons named in the proxy and designated to vote the shares discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

How does the Board recommend I vote?

The Board recommends you vote:

•	FOR election of all of the nominees for director;

•	FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018; and

•	FOR the advisory approval of the compensation of our named executive officers disclosed in this Proxy Statement.

Who pays for this proxy solicitation?

All costs of soliciting proxies will be borne by the Company. Our directors, officers, and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of our common stock.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 24, 2018:

The Company’s Proxy Statement and 2017 Annual Report on Form 10-K are filed with the Securities and Exchange Commission and are available at www.envisionreports.com/SAUC.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock by each person known to us to own beneficially more than 5.0% of our outstanding shares of common stock as of April 3, 2018. The title of the class of shares for all owners is $0.0001 par value common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Beneficially Owned (1)
T. Michael Ansley 807 W. Front Street Suite B Traverse City, MI 49684	11,053,557	(2)	40.9%

(1)
The percentages shown are based on the 27,024,015 shares of our common stock outstanding as of April 3, 2018, plus the number of shares that the named person or group has the right to acquire within 60 days of March 26, 2018. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares that the person or group has the right to acquire within 60 days after April 3, 2018 are deemed to be outstanding with respect to such person or group but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(2)
This includes 3,014,557 shares owned directly by Mr. Ansley, 8,000,000 shares held jointly with his spouse through a family limited liability company, 9,000 shares indirectly owned as custodian for his children’s UGMA accounts (the beneficial ownership of which he disclaims), and options exercisable within 60 days of March 20, 2017 to purchase 30,000 shares at an exercise price of $2.50 per share.

The following table presents information regarding the beneficial ownership of our common stock, as of April 3, 2018, by each of our directors, each of whom is also a nominee for re-election as a director, our executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Beneficially Owned(1)
T. Michael Ansley°	11,053,557	(2)	40.9%
David G. Burke°	388,759	(3)	1.4%
Jason T. Curtis	980,480	(4)	3.6%
Jay A. Dusenberry°	101,144	(5)	*
Philip Friedman°	82,832	(6)	*
Phyllis A. Knight	254,799	(7)	*
David Ligotti°	318,277	(8)	1.2%
Joseph M. Nowicki°	95,065	(9)	*
Gregory J. Stevens°	320,761	(10)	1.2%
Officers and All Directors As a Group (9 persons)	13,595,674	(11)	50.0%

* Less than one percent
° Existing member of the Board

(1)
The percentages shown are based on the 27,024,015 shares of our common stock outstanding as of April 3, 2018, plus the number of shares that the named person or group has the right to acquire within 60 days of April 3, 2018. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares that the person or group has the right to acquire within 60 days after April 3, 2018 are deemed to be outstanding with respect to such person or group but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.

(2)
This includes 3,014,557 shares owned directly by Mr. Ansley, 8,000,000 shares held jointly with his spouse through a family limited liability company, 9,000 shares indirectly owned as custodian for his children’s UGMA accounts (the beneficial ownership of which he disclaims), and options exercisable within 60 days of March 20, 2017 to purchase 30,000 shares at an exercise price of $2.50 per share.

(3)
This includes 104,682 shares owned directly by Mr. Burke, 211,876 shares of restricted stock, options exercisable within 60 days of March 20, 2017 to purchase 30,000 shares at an exercise price of $2.50 per share, and 42,201 shares held in his IRA. Shares owned directly include shares acquired pursuant to the issuer's Employee Stock Purchase Plan since last report of common stock ownership.

(4)	This includes 880,049 shares owned directly by Mr. Curtis and 100,431 shares of restricted stock.

(5)
This includes 56,922 shares owned directly by Mr. Dusenberry, 14,222 shares of restricted stock and options exercisable within 60 days of March 20, 2017 to purchase 30,000 shares at an exercise price of $2.50 per share.

(6)
This includes 38,610 shares owned directly by Mr. Friedman, 14,222 shares of restricted stock and options exercisable within 60 days of March 20, 2017 to purchase 30,000 shares at an exercise price of $2.50 per share.

(7)	This includes 140,132 shares currently owned directly by Ms. Knight and 114,667 shares of restricted stock.

(8)	This includes 304,055 shares currently owned directly by Mr. Ligotti and 14,222 shares of restricted stock.

(9)
This includes 28,943 shares currently directly owned by Mr. Nowicki, 14,222 shares of restricted stock, 21,900 shares held jointly with his spouse, and options exercisable within 60 days of March 20, 2017 to purchase 30,000 shares at an exercise price of $2.50 per share.

(10)
This includes 273,539 shares currently owned directly by Mr. Stevens, 14,222 shares of restricted stock, 3,000 shares owned by Mr. Stevens' spouse, and options exercisable within 60 days of March 20, 2017 to purchase 30,000 shares at an exercise price of $2.50 per share.

(11)	This includes 180,000 shares that such persons have the right to acquire within 60 days of April 3, 2018 pursuant to stock options.

FIRST PROPOSAL-ELECTION OF DIRECTORS

Our Board members are elected annually to serve one-year terms or until their earlier death, resignation or removal. The Board currently consists of seven members: T. Michael Ansley, David G. Burke, Jay Alan Dusenberry, Philip Friedman, David Ligotti, Joseph M. Nowicki, and Gregory J. Stevens. Each of these individuals has been nominated, and is seeking approval, to serve as a director until the annual meeting of stockholders in fiscal year 2019 or until his successor has been duly elected and qualified or until his earlier death, resignation or removal.

Each of the above nominees has been recommended by the independent members of the Board and nominated by the Board. Each nominee has consented to serve as a director of the Company, if elected. If, at the time of the Annual Meeting, any of the nominees are unable or decline to serve as a director, the discretionary authority provided via proxy will be exercised to vote for a substitute candidate designated by the Board. The Board has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

The Board recommends that the stockholders vote FOR the election of the nominees named above as directors of the Company.

Information About Director Nominees and Executive Officers

Information about our director nominees and executive officers is set forth below. There are no family relationships among any of our directors, nominees for director and executive officers.

Name, Age, and Position with the Company	Has Served As Director Since
Directors Who Are Both Currently Serving and Nominees for Election
T. Michael Ansley, 47, Director, Executive Chairman of the Board	2006
David G. Burke, 46, Director, President and Chief Executive Officer	2006
Jay Alan Dusenberry, 46, Director	2006
Philip Friedman, 71, Director	2011
David Ligotti, 60, Director	2006
Joseph M. Nowicki, 56, Director	2010
Gregory J. Stevens, 47, Director	2006
Executive Officers (Who Are Not Also Directors)
Jason Curtis, 37, Chief Operating Officer, Secretary
Phyllis A. Knight, 55, Chief Financial Officer, Treasurer

Our executive officers are generally appointed each year at the annual meeting of our Board. Their terms of office are at the discretion of our Board.

The factual information below for each director, nominee for election as a director and for each executive officer has been provided by that person. The particular experience, qualifications, attributes or skills that led our Board to conclude that each should serve on our Board, in light of our business and structure, was determined by our Board or independent members of the Board.

T. Michael Ansley currently serves as the Executive Chairman of our Board of Directors. He served as our President, Chief Executive Officer, and Chairman of the Board since our inception in 2006 through October of 2016. The Company's roots can be traced back to 1999 when Mr. Ansley opened his first Buffalo Wild Wings ("BWW") franchise in Sterling Heights, Michigan. Mr. Ansley received a Bachelor of Science degree in business administration from the University of Dayton and currently serves on the Board of Directors of the Michigan Restaurant Association. Mr. Ansley also serves as Chairman, President and Chief Executive Officer of Bagger Dave’s Burger Tavern, Inc.

We believe Mr. Ansley is qualified to serve as a director of the Company due to his extensive experience in restaurant management, operations and development as well as his demonstrated business leadership abilities and long history with the Company as its founder.

David G. Burke currently serves as our President and Chief Executive Officer, positions he assumed in October of 2016. Mr. Burke had previously served as Chief Financial Officer and Treasurer of the Company since March 22, 2010, and has been a member of the Board since our inception. Prior to joining the Company, Mr. Burke was employed by Federal-Mogul Corporation, a leading global supplier of powertrain and safety technologies serving the world's foremost original equipment manufacturers and the worldwide aftermarket, where he held roles of increasing responsibility in finance, marketing, and corporate development. Mr. Burke earned a Bachelor of Science degree in mechanical engineering from the University of Dayton and a Master of Business Administration, with a concentration in finance, from the University of Michigan - Ross School of Business. Mr. Burke also serves as a Director of Bagger Dave’s Burger Tavern, Inc.

We believe Mr. Burke is qualified to serve as a director due to his leadership position as President and Chief Executive Officer of the Company, business acumen, and analytical skills, including a unique proficiency with regard to financial modeling and market analysis.

Jay Alan Dusenberry has been a member of the Board since our inception. Mr. Dusenberry served as our Treasurer from our inception to March 22, 2010. Mr. Dusenberry has also been a member of the Audit Committee since its inception in 2007. Currently, Mr. Dusenberry is a Vice President of Michigan Metal Coatings. From 2013 to 2017, he served as Vice President of KAMAX, a fastener technology company for the automotive industry. From 2009 to 2013, he served as a Vice President at Cold Heading Company, manufacturer of cold-formed fasteners. He received a Bachelor of Science degree in finance from the University of Dayton and a Master of Business Administration degree from the University of Detroit Mercy.

We believe Mr. Dusenberry is qualified to serve as a director due to his 20 years of experience in business leadership positions, including experience as a financial analyst for a health care system and senior administrative roles as a plant manager, director, and vice president in the automotive manufacturing industry.

Philip Friedman was appointed to the Board on March 10, 2011. Mr. Friedman served as Chairman, Chief Executive Officer, and President of McAlister's Corporation, a quick-casual restaurant concept, from 1999 through July 2010. Currently, Mr. Friedman is Chief Executive Officer of Salsarita's Fresh Cantina restaurant chain and is a Founding Member of IL ‘Pioppo, LLC, importers of organic Italian wines. Mr. Friedman is also President of Friedman & Associates, a strategic planning and management consulting company he founded in 1986. Mr. Friedman serves on the Boards of the National Restaurant Association and the Mississippi Restaurant Association. He is a member of the Culinary Institute of America's Society of Fellows and the National Association of Corporate Directors.

We believe Mr. Friedman is qualified to serve as a director because of his extensive franchise and chain restaurant expertise. This expertise is particularly relevant to our business as a franchisee of BWW.

David Ligotti has been a member of the Board since our inception. Mr. Ligotti owns and operates Oakwood Business Services, LLC ("Oakwood"), an accounting, tax, and consulting firm located in Ann Arbor, Michigan. Mr. Ligotti received a Bachelor of Arts degree in political science from Kalamazoo College, a Masters of Business Administration degree, with a major in accounting, from the University of Michigan, and a Master of Science in Taxation degree from Walsh College.

We believe Mr. Ligotti is qualified to serve as a director, as he has been a CPA for more than 30 years and has nearly 30 years of experience in restaurant finance, technology, operation, administration, and accounting.

Joseph M. Nowicki was elected to the Board at the 2010 annual meeting of stockholders. Mr. Nowicki is the Executive Vice President and Chief Financial Officer of Beacon Roofing Supply ("BECN"), a NASDAQ-listed company, a position he assumed on March 25, 2013. At BECN, Mr. Nowicki is responsible for the oversight of finance, information technology and investor relations. Mr. Nowicki served as the Chief Financial Officer of Spartan Motors, Inc. (“SPAR”), a NASDAQ-listed specialty vehicle manufacturer based in Charlotte, Michigan from June 30, 2009 to March 22, 2013. Previously, Mr. Nowicki spent approximately 17 years with the Michigan-based furniture manufacturer, Herman Miller, Inc., where he served as Treasurer and as a member of Herman Miller's key leadership team, managing all treasury activities for the company including establishing the overall capital and debt structure, overseeing the pension and investment strategy, and leading investor relations activities. Before joining Herman Miller, he held several operations and finance positions, including working for IBM and General Motors, and spent several years in public accounting. Mr. Nowicki received a Master of Business Administration from the University of Michigan - Ross School of Business.

We believe Mr. Nowicki is qualified to serve as a director of the Company due to his extensive public company experience and specialized accounting, finance and capital markets expertise.

Gregory J. Stevens has been a member of the Board since our inception. Mr. Stevens has been an Engineer and partner of Cold Heading Company, an automotive supplier of fasteners, located in Warren, Michigan, since 1992. Mr. Stevens is currently a member of Desert Rock Enterprises, LLC, an investment company, located in Las Vegas, Nevada, an owner and director of Beachlawn, Inc., an industry-leading tier-one automotive supplier, and a director of Ajax Metal Processing, Inc., a leading industrial steel parts heat treating and plating company, located in Warren, Michigan. Mr. Stevens received a Bachelor of Science degree in engineering from the University of Dayton.

We believe Mr. Stevens is qualified to serve as a director because of his analytical engineering background, ownership of multiple successful businesses, diverse background in operating all facets of a business, and his prior experience with cash flow management.

Executive Officers Who Are Not Also Directors

Mr. Ansley and Mr. Burke are also members of our Board of Directors, and information regarding their business experience is described above. The business experience for Mr. Curtis and Ms. Knight for at least the past five years is summarized below. Our executive officers are generally elected each year at the annual meeting of our Board of Directors that follows the annual meeting of the shareholders. Their terms of office are at the discretion of our Board of Directors.

Jason Curtis is our Chief Operating Officer, a position he assumed at our inception in 2006. Mr. Curtis also serves as our Corporate Secretary. Beginning in 2000, Mr. Curtis worked in positions of increasing responsibility in the restaurant industry, starting at the ground level in the kitchen of a BWW restaurant that is now owned by the Company. In 2002, he became Chief Operating Officer of AMC Group, LLC, the predecessor to AMC Group, Inc. AMC Group, Inc. is now a wholly-owned subsidiary of DRH. Mr. Curtis plays an integral role in identifying and developing unit-level management and multi-unit supervisors to address our expansion plans. Mr. Curtis serves on the BWW National Leadership Council, a position he was elected to by fellow franchisees within the BWW system and is a member of the Executive Board of the Children's Leukemia Foundation of Michigan.

Phyllis A. Knight was appointed Chief Financial Officer and Treasurer in October 2016. Ms. Knight brings more than 30 years of finance, accounting and leadership experience. She has served in several senior executive positions in the manufacturing, home building and mortgage services industries. Ms. Knight most recently served as EVP and CFO of Polar Corporation, the largest tank trailer manufacturing, parts, and service organization in North America. Prior to that Ms. Knight spent eleven years at Champion Enterprises, Inc. and Champion Enterprises Holdings, LLC, the bulk of which as EVP and CFO. At Champion, she directed all finance functions, including strategic planning, Securities and Exchange Commission reporting, treasury, capital markets, investor relations, cash management, risk management, mergers and acquisitions, and IT. A Certified Public Accountant (inactive license), Ms. Knight began her career at KPMG after earning a Bachelor of Arts degree in Accounting from Michigan State University. Ms. Knight also serves as a Director of Bagger Dave’s Burger Tavern, Inc.

CORPORATE GOVERNANCE

Director Independence

We employ the NASDAQ Stock Market’s standards for determining the independence of directors.  Under these standards, an independent director means a person other than an executive officer or one of our team members or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

For purposes of the NASDAQ Stock Market’s independence standards, the term “family member” means a person’s spouse, parents, children, and siblings, whether by blood, marriage, or adoption, or anyone residing in such person’s home.

The Board has assessed the independence of each non-employee director under the NASDAQ Stock Market’s independence standards set forth above and believes that Messrs. Jay Alan Dusenberry, Philip Friedman, Joseph M. Nowicki and Gregory J. Stevens qualify as independent directors.  In making this determination, our Board has concluded that none of the independent directors has a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The other directors would not qualify as independent due to their employment by us or due to their receipt of certain fees or compensation from us.

Board Meetings

During 2017, our Board of Directors held a total of nine meetings. During 2017, each director attended at least 89% of the total number of meetings of our Board and its committees on which he then served, except Gregory Stevens, who attended 60% of the total number of meetings of our Board and its committees on which he served.

Board Committees

Our Board has, and appoints members to, two standing committees: the Audit Committee and the Compensation Committee. The membership of these committees, as of March 26, 2018, was as follows:

Audit Committee	Compensation Committee
Jay Alan Dusenberry Philip Friedman Joseph M. Nowicki*	Jay Alan Dusenberry* Philip Friedman Gregory J. Stevens

_______________
*Committee chairman

Each of these committees has a written charter that has been approved by our Board and is available on our website, at http://www.diversifiedrestaurantholdings.com/about-us/governance-documents/default.aspx.

Audit Committee

Our Audit Committee is solely responsible for appointing and reviewing fee arrangements with our independent accountants and approving any non-audit services by our independent accountants. Our Audit Committee reviews and monitors our internal accounting procedures and reviews the scope and results of the annual audit and other services provided by our independent accountants.  The Audit Committee is also responsible for overseeing our compliance with legal and regulatory requirements, including our disclosure controls and procedures. Our Audit Committee currently consists of Messrs. Joseph M. Nowicki, Jay Alan Dusenberry, and Philip Friedman. Our Board has determined that each of the members of the Audit Committee meets the criteria for independence under the standards of the NASDAQ Stock Market.

We believe that each of the members of the Audit Committee is financially sophisticated and is able to read and understand our consolidated financial statements. The Audit Committee met eight times during 2017. Our Board has determined that Mr. Nowicki is an audit committee financial expert as defined in Item 401 of Regulation S-K.

Compensation Committee

Our Compensation Committee is primarily responsible for reviewing and approving the compensation and benefits of our executive officers, evaluating the performance and compensation of our executive officers in light of our corporate goals and objectives, and making recommendations to our Board regarding these matters. Our Compensation Committee currently consists of Messrs. Jay Alan Dusenberry, Gregory J. Stevens, and Philip Friedman. The Compensation Committee met six times during 2017.

The Compensation Committee’s responsibilities and authority include:

•	reviewing and approving the goals and objectives relating to the compensation of our executive officers, and evaluating their performance;

•	determining, or recommending to our Board for determination, all elements of compensation for our executive officers;

•	reviewing compensation and guidelines for directors’ ownership of our stock;

•	reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking;

•	considering the results of the most recent advisory vote of the stockholders on executive compensation in making compensation determinations and recommendations;

•	recommending or making changes in compensation for directors;

•	administering and making awards under our stock-based incentive plans for directors, officers and employees, to the extent provided for in the plans; and

•
sole discretion in retaining or obtaining the advice of a compensation consultant, legal counsel or other adviser (each, a “Compensation Adviser”), and the direct responsibility for the appointment, compensation and oversight of the work of any Compensation Adviser it retains.

The Compensation Committee has the authority to delegate appropriate matters to subcommittees as the Compensation Committee may determine in its discretion.

Disclosure Controls, Governance, and Nominating Functions

The Board has determined that the governance and disclosure control functions are best suited to participation of the full Board. These functions are to: (i) ensure that all disclosures made by the Company to its stockholders or the investment community fairly present the Company’s financial condition and the results of operations in all material respects and such disclosures are accurate, complete, and timely made as required by applicable laws and any applicable stock exchange requirements; and (ii) advise and make recommendations to the Board with respect to corporate governance principles and practices.

The Board has also adopted resolutions authorizing and directing the independent members of the Board, to recommend qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the annual meetings and candidates to fill vacancies occurring between annual meetings.

The independent directors use an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director and considered by the independent directors and the Board. Generally, candidates have been persons who have been known to one or more of our Board members. The independent directors have not adopted specific minimum qualifications that they believe must be met by a person they recommend for nomination as a director. In evaluating candidates for nomination, the independent directors will consider the factors they believe to be appropriate. These factors would generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of our Board in collectively serving the long-term interests of our stockholders. We do not have a specific policy relating to the consideration of diversity in identifying director candidates. However, the independent directors consider the diversity of our Board when identifying director candidates. The amount of consideration given to diversity varies with the independent directors’ determination of whether we would benefit from expanding the Board’s diversity in a particular area. We believe this policy has been effective in identifying candidates with the diverse business experience necessary to lead our Company.

Although the independent directors have the authority to retain a search firm to assist it in identifying director candidates, there has, to date, been no need to employ a search firm. The Board does not evaluate potential nominees for director differently based on whether they are recommended by a stockholder.

To nominate a candidate for election to the Board of Directors, a stockholder of record must (i) provide a written notice of nomination to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders, or (ii) in the case of the nomination of a person for election to the Board of Directors at a special meeting of stockholders, no earlier than 120 days prior to and no less than the later of (a) 90 days prior to such special meeting or (b) the tenth day following the day on which the notice of such special meeting, with certain limited exceptions spelled out in the bylaws. The notice of nomination must set forth (i) the name and record address of the stockholder proposing to make nominations, as they appear on the Company’s books, (ii) the class and number of shares of stock held of record and beneficially owned by such stockholder and/or such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (iv) all information regarding each stockholder nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission pursuant to Section 14 of the Exchange Act, and the written consent of each stockholder nominee to being named in a proxy statement as a nominee and to serve if elected, and (v) all other information that would be required to be filed with the Securities and Exchange Commission if the person proposing such nominations were a participant in a solicitation subject to Section 14 of the Exchange Act. The Company may require any stockholder nominee to furnish such other information as it may reasonably require in order to determine the eligibility of the stockholder nominee to serve as a director of the Company. The person presiding over the meeting may, if the facts warrant, disregard any proposed nomination of a stockholder nominee that was not made in accordance with the foregoing procedures.

Board Leadership Structure

Our Board is led by T. Michael Ansley, our Executive Chairman of the Board. In October of 2016, Mr. Ansley resigned as President and Chief Executive Officer and David Burke was appointed to those positions. The decision as to who should serve as Chairman of the Board, and who should serve as Chief Executive Officer, and whether those offices should be combined or separate, is properly the responsibility of our Board. The members of our Board possess considerable experience and unique knowledge of the challenges and opportunities we face and are in the best position to evaluate our needs and how best to organize the capabilities of directors and senior officers to meet those needs. The Board believes that the most effective leadership structure for us, at this time, is to have the roles of Chairman of the Board and Chief Executive Officer served by separate individuals, and for Mr. Ansley to serve as Executive Chairman of the Board and for Mr. Burke to serve as Chief Executive Officer. The Board believes that Mr. Ansley’s leadership as Chairman of the Board will continue to ensure that we remain dedicated to and focused on our mission and that Mr. Burke’s leadership as President and Chief Executive Officer will enable us to differentiate ourselves following the spin-off of the Bagger Dave’s business and to remain well-positioned for future growth.

Our Bylaws authorize our Board to establish an executive committee that may act on behalf of the Board in all matters except the declaration of dividends or undertaking major change transactions such as a merger or sale of substantially all of the assets of the Company. However, at this time, our Board has not designated an executive committee. Instead, our Board accomplishes most of its corporate governance role, including new director and succession planning, either acting as an entire Board or, as appropriate, through its Audit Committee and Compensation Committee, which are chartered to undertake significant activities as described above. The Board does not have a lead independent director and does not believe that designating a lead independent director would be necessary or helpful at this time.

Board Role in Risk Oversight

Our Board oversees our risk management in cooperation with the Company’s management. The Board and management regularly assess and communicate regarding risks confronting the Company, including transaction-specific risks, macroeconomic trends, industry developments, and risk factors unique to our business. The members of the Audit Committee also discuss various financial reporting and accounting risk factors with our external accounting and consulting firm, Plante Moran, PLLC.

Communications with the Board

Our Board believes full and open communication between stockholders and members of our Board is in our best interest and the best interests of our stockholders.  Stockholders can contact any director or committee of the Board by writing to the Chairman of the Audit Committee, 27680 Franklin Road, Southfield, Michigan 48034. The Chairman of the Audit Committee will determine the extent to which such stockholder communications should be disseminated to other members and will address the communication with the inquiring stockholders as appropriate.

Director Attendance at the Annual Meeting

Our Board does not have a policy requiring directors to attend annual meetings of stockholders. However, we believe the Annual Meeting provides an opportunity for stockholders to communicate with directors and have requested that all directors make every effort to attend the Company’s Annual Meeting. We make every effort to schedule our Annual Meeting at a time and date to maximize attendance by directors, taking into account the directors’ schedules. All of the Board members attended our 2017 Annual Meeting.

Code of Business Conduct and Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of our corporate code of ethics may be obtained, without charge, upon written request to: Secretary, 27680 Franklin Road, Southfield, Michigan 48034. The code of ethics may be reviewed on our website at http://www.diversifiedrestaurantholdings.com/about-us/governance-documents. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

Messrs. Dusenberry, Friedman and Stevens are the members of the Compensation Committee of the Board of Directors of the Company. None of such individuals is an officer of the Company. There are no compensation committee interlocks involving executive officers of the Company.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is independent as such independence for Audit Committee members is defined in the NASDAQ listing standards and the rules of the Securities and Exchange Commission. The Audit Committee’s primary purpose is to assist the Board in overseeing the accounting and financial reporting process, audits of financial statements, internal accounting and disclosure controls, and the internal audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between the Company and its independent registered public accounting firm, including having direct responsibility for the independent registered public accounting firm’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements as well as the internal audit plan.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reporting to the Audit Committee regarding any significant deficiencies or material weaknesses that are found. Our independent registered public accounting firm for 2017, BDO USA, LLP (“BDO”), was responsible for auditing the Company’s annual financial statements and for reviewing its unaudited quarterly financial statements.

The Audit Committee reviewed with BDO the overall scope and plan of the audit. In addition, the Audit Committee met with BDO, with and without management present, to discuss the results of BDO’s audit, its evaluation of the Company’s internal control over financial reporting, the overall quality of the Company’s financial reporting, and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communications with Audit Committees).

The Audit Committee has discussed with BDO that firm’s independence from management and the Company, and has received from BDO the written disclosures and the letter required by the Public Company Accounting Oversight Board comprising it’s communications with the Audit Committee concerning independence. The Audit Committee has also considered the compatibility of audit-related and tax services with BDO’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2017 with both management and BDO. The Audit Committee’s review included a discussion of the quality and integrity of the Company’s financial statements including the propriety of its accounting principles, the reasonableness of significant estimates and judgments, and the clarity and completeness of disclosures in the Annual Report on Form 10-K.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Joseph M. Nowicki, Chairman
Jay Alan Dusenberry
Philip Friedman

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table summarizes compensation earned by our principal executive officer and our other executive officers for our last two completed fiscal years.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)	Non Equity Incentive Plan Compens-ation ($)	Nonqualified Deferred Compensa-tion Earnings ($)	All Other Compens-ation ($)		Total ($)
T. Michael Ansley	2017	250,000	—	—		—	—	—	9,000		259,000
Executive Chairman of the Board	2016	360,000	75,312	—		—	—	—	9,120		444,432

David G. Burke	2017	405,000	35,640	202,500	(5)	—	—	—	9,135		652,275
Chief Executive Officer	2016	319,615	166,863	150,000	(5)	—	—	—	13,616	(4)	650,094

Jason T. Curtis	2017	261,000	18,792	50,000		—	—	—	9,135		338,927
Chief Operating Officer	2016	246,000	51,254	50,000		—	—	—	9,120		356,374

Phyllis A. Knight	2017	340,000	24,480	183,750		—	—	—	9,135		557,365
Chief Financial Officer	2016	65,385	13,679	38,666		—	—	—	1,851		119,581

(1)    Mr. Ansley resigned as President and Chief Executive Officer of the Company on October 24, 2016 and assumed the role of Executive Chairman of the Board. On that same date, David G. Burke, resigned as Treasurer and Chief Financial Officer, and was appointed President and Chief Executive Officer of the Company and Phyllis A. Knight was appointed Chief Financial Officer and Treasurer of the Company.
(2)    Bonuses were paid for 2017 and 2016 pursuant to the terms of the Performance Bonus Plan and the 2017 Short Term Plan and the 2016 Short Term Plan, respectively. Bonuses in 2017 were paid in a combination of cash (50%) and DRH stock (50%) valued based upon the closing share price on March 29, 2018 of $1.35 per share. There was no vesting requirement for the shares granted in connection with the 2017 bonus. Mr. Burke also received a $100,000 signing bonus in 2016 pursuant to the terms of his employment agreement.
(3)    Refer to Note 8 "Share-Based Compensation," in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2017, for the relevant assumptions used to determine the valuation of the stock awards.

(4)    Consists of a $9,000 car allowance, $4,496 in 401(k) matching contributions, and $120 in gift cards.

(5)    Refer to Treatment of Certain Incentive Grants under the Stock Incentive Plan of 2011 below for further details on Mr. Burke's stock awards for 2016 and 2017.

Employment Agreements

David G. Burke
On May 19, 2016, the Company and Mr. Burke entered into a written employment agreement for an initial three-year term. Pursuant to the employment agreement, Mr. Burke received a base salary of $360,000 per year from the signing date through the end of fiscal year 2016. For the fiscal years ending in 2017 and 2018, his base salary will be $405,000 and $450,000, respectively. His base salary for the fiscal year ending in 2019 will be determined by the Board of Directors.

During his term of employment, Mr. Burke is eligible to participate in the Company's annual cash bonus plan. In fiscal years 2016, 2017, and 2018, his target bonus opportunity is 40%, 55% and 65% of base salary, respectively. Actual payments will be determined based upon a combination of Company results and individual performance against the applicable performance goals established by the Board.

Mr. Burke was paid a one-time signing bonus in the amount of $100,000 and was granted 100,000 shares of the Company’s common stock within two weeks following the signing date of the employment agreement. The stock award will be subject to the terms and conditions of the Company’s Stock Incentive Plan of 2011 and will vest ratably on January 1, 2018, January 1, 2019, and January 1, 2020.

During each year of the initial three-year term of the employment agreement, the Company will recommend to the Compensation Committee that it grant Mr. Burke an equity award of 50,000 shares of restricted stock. Each future award will be subject to the terms and conditions of the Company’s Stock Incentive Plan of 2017 or a successor plan, and will vest three years following the date of grant.

Mr. Burke is eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision and life insurance, and disability benefits, subject to the terms and conditions of such plans and programs. Mr. Burke is also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives of the Company, including a car allowance, each in accordance with and subject to the eligibility and other provisions of such plans and programs.

In addition, the employment agreement also provides for certain payments and benefits in the event of a termination of Mr. Burke’s employment under specific circumstances. If, during the term of the employment agreement, his employment is terminated by the Company other than for “cause,” or by Mr. Burke for “good reason” (each as defined in his agreement), he would be entitled to (1) continuation of his base salary at the rate in effect immediately prior to the termination date for 12 months following the termination date, (2) a lump sum payment equal to a pro-rata portion of his annual bonus and (3) continuation of coverage of medical insurance benefits that he would otherwise be eligible to receive as an active employee of the Company for six months following the termination date. In the event of a change in control followed by termination by the Company without “cause” or by Mr. Burke for “good reason” within 12 months of the change of control, Mr. Burke would be entitled to (1) a lump sum payment equal to 1.5 times his annual base salary and target annual bonus for the year in which the termination occurs, and (2) continuation of coverage of medical insurance benefits that he would otherwise be eligible to receive as an active employee of the Company for six months following the termination date.

Mr. Burke’s receipt of the termination payments and benefits described above is contingent upon execution of a general release of any and all claims arising out of or related to his employment with the Company and the termination of his employment, and compliance with the restrictive covenants described below.

Pursuant to his employment agreement, Mr. Burke has also agreed to customary restrictions with respect to the disclosure and use of the Company’s confidential information, and has agreed that work product or inventions developed or conceived by him while employed with the Company relating to its business is the Company’s property. In addition, during the term of his employment and for the 18 month period following his termination of employment for any reason, Mr. Burke has agreed not to (1) compete with the Company, or (2) solicit or induce any of the Company’s employees or independent contractors to terminate their employment with the Company.

Phyllis A. Knight
The Company and Ms. Knight entered into a written employment agreement on October 20, 2016, for an initial three-year term. Pursuant to the employment agreement, Ms. Knight receives a base salary of $340,000 per year.

During her term of employment, Ms. Knight is eligible to participate in the Company's annual cash bonus plan. In fiscal years 2016, 2017, and 2018, her target bonus opportunity is 40%, 45% and 50%, respectively, of base salary. Actual payments will be determined based upon a combination of Company results and individual performance against the applicable performance goals established by the Board.

As a signing bonus, Ms. Knight received a grant of 100,000 shares of the Company’s common stock. The stock award is subject to the terms and conditions of the Company’s Stock Incentive Plan and will vest ratably on January 1, 2018, January 1, 2019, and January 1, 2020.

During each year of the initial three-year term of the employment agreement, Ms. Knight will be eligible to receive an annual long-term incentive award of stock, options, or a combination thereof, as determined by the Compensation Committee. Each such award will be subject to the terms and conditions of the Company’s Stock Incentive Plan of 2017 or a successor plan, and will vest three years following the date of grant.

Ms. Knight will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision and life insurance, and disability benefits, subject to the terms and conditions of such plans and programs. Ms. Knight will also be entitled to the fringe benefits and perquisites that are made available to other similarly situated executives of the Company, including a car allowance, each in accordance with and subject to the eligibility and other provisions of such plans and programs.

In addition, the employment agreement also provides for certain payments and benefits in the event of a termination of Ms. Knight’s employment under specific circumstances. If, during the term of the employment agreement, her employment is terminated by the Company other than for “cause,” or by Ms. Knight for “good reason” (each as defined in her agreement), she would be entitled to (1) continuation of her base salary at the rate in effect immediately prior to the termination date for 12 months following the termination date, (2) a lump sum payment equal to a pro-rata portion of her annual bonus and (3) continuation of coverage of medical insurance benefits that she would otherwise be eligible to receive as an active employee of the Company for twelve months following the termination date. In the event of a change in control followed by termination by the Company without “cause” or by Ms. Knight for “good reason” within 12 months of the change of control, Ms. Knight would be entitled to (1) a lump sum payment equal to 1.0 times her annual base salary and target annual bonus for the year in which the termination occurs, and (2) continuation of coverage of medical insurance benefits that she would otherwise be eligible to receive as an active employee of the Company for six months following the termination date.

Ms. Knight’s receipt of the termination payments and benefits described above is contingent upon execution of a general release of any and all claims arising out of or related to her employment with the Company and the termination of her employment, and compliance with the restrictive covenants described below.

Pursuant to her employment agreement, Ms. Knight has also agreed to customary restrictions with respect to the disclosure and use of the Company’s confidential information, and has agreed that work product or inventions developed or conceived by her while employed with the Company relating to its business is the Company’s property. In addition, during the term of her employment and for the 24 month period following her termination of employment for any reason, Ms. Knight has agreed not to (1) compete with the Company, or (2) solicit or induce any of the Company’s employees or independent contractors to terminate their employment with the Company.

Treatment of Certain Incentive Grants under the Stock Incentive Plan of 2011

The Company's Stock Incentive Plan of 2011 (the "2011 Plan") provides that no participant may be awarded incentive awards with respect to more than 100,000 shares of common stock in any calendar year. The 2011 Plan states that the purpose of this provision is to ensure that the 2011 Plan provides performance-based compensation and the provision is to be interpreted, administered and amended if necessary to achieve that purpose.

During 2016, the Board of Directors, upon recommendation of the Compensation Committee, granted 133,333 shares of restricted stock to Mr. Burke. 33,333 shares were granted to Mr. Burke as an annual long-term incentive grant and 100,000 shares were granted to Mr. Burke pursuant to the terms of his Employment Agreement.

The Board of Directors interpreted the 2011 Plan to mean that the annual limit of 100,000 shares applied only if the applicable grant was intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The grant of restricted stock to Mr. Burke was not subject to any performance conditions, but was subject to time-based vesting. The grant of time-vested restricted stock does not qualify as performance-based compensation under Section 162(m) and the Board of Directors understood that grants of time-vested restricted stock could be made in excess of the annual limit of 100,000 shares set forth in the 2011 Plan.

The Board received a demand letter from counsel on behalf of two stockholders alleging that the grants to Mr. Burke in 2016 violated Section 4.2 of the 2011 Plan, among other claims. The Board formed a Special Committee to review the stockholder demand, conduct a thorough investigation into the legal and factual issues implicated by the demand and recommend a course of action. The Special Committee concluded that the demand was without merit. However, solely in the interests of avoiding litigation that the Board determined in its business judgment would not be in the interests of the Company or its shareholders, the Board elected to rescind, and Mr. Burke simultaneously agreed to surrender, the grant of 33,333 shares so that the aggregate number of restricted shares issued to him in 2016 is 100,000.

The Board also determined that the total compensation package approved by the Board, including the stock grant under Mr. Burke’s employment agreement and the 2016 annual stock grant, was appropriate and aligned with stockholders’ interests. Accordingly, based on a recommendation by the Compensation Committee, the Board determined that it was appropriate to return Mr. Burke’s equity compensation to the level it was prior to the action to void and rescind the 33,333 shares of restricted stock and, therefore, effective June 23, 2017, the Board granted Mr. Burke a restricted stock grant with respect to 33,333 shares of restricted stock, which will vest in a single installment on June 23, 2019.

Executive Officer Bonus Compensation

Beginning in 2013, it has been our policy to provide cash bonus awards for eligible executive officers and employees based on predetermined performance goals. We believe that paying such cash awards:

•	promotes the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;

•	encourages superior results by providing a meaningful incentive; and

•	supports teamwork among employees.

In furtherance of this goal and to provide a structure for awarding cash bonuses, on March 7, 2013, the Board approved a Performance Bonus Plan (the “Bonus Plan”) which is administered by the Compensation Committee. The Bonus Plan is designed to provide an incentive in the form of a cash bonus award to certain key executives of the Company. Under the terms of the Bonus Plan, each calendar year the Compensation Committee (or its designees) will determine within 90 days of January 1 the employees who will participate in the Bonus Plan and the performance goals that those employees must satisfy to earn the target award established by the Compensation Committee.

Performance goals are to be selected by the Compensation Committee based upon one or more of the following performance criteria: (i) financial results for the Company as a whole or as a business unit, such as net earnings or net income (before or after taxes), earnings per share, net revenues, gross revenues, net operating profit (before or after taxes), and earnings before or after taxes, interest, depreciation and/or amortization (EBITDA); and (ii) criteria related to restaurant growth (either in the aggregate or by type of restaurant). The Compensation Committee may also establish individual goals for an employee relating to his or her individual performance or individual/strategic goals for the executive team as a whole. The Compensation Committee has discretion in assessing whether the individual/strategic goals have been met.

Target awards payable under the Bonus Plan are expressed as either a percentage of base salary or a fixed dollar amount. The Compensation Committee must establish in writing a formula for determining the percentage of the target award that may be payable based upon the level of attainment of the performance goals for the year. In establishing the formula, the Compensation Committee may assign different weights to the various performance criteria, and such weights may also differ from employee to employee.

Bonus Plan for Fiscal 2017

On May 18, 2017, the Board, upon recommendation of the Compensation Committee, adopted a Short-Term Incentive Program for the 2017 fiscal year (the “2017 Short Term Plan”), which set out the performance goals for fiscal 2017 under the Bonus Plan. The 2017 Short Term Plan was designed to pay an annual cash bonus to members of the Company’s executive team, with such bonus to be based upon a combination of corporate financial goals (Adjusted EBITDA and restaurant-level EBITDA) and strategic/individual goals. Three named executive officers participated in the 2017 Short Term Plan: Mr. Burke, Mr. Curtis and Ms. Knight. The 2017 target bonus for each of these named executive officers was: Mr. Burke - $222,750, Mr. Curtis - $117,450 and Ms. Knight - $153,000, representing 55.0%, 45.0% and 45.0%, respectively, of each officer's base salary.

80.0% of the performance metrics under the 2017 Short Term Plan were related to the achievement of corporate financial performance (Adjusted EBITDA in the case of Mr. Burke and Ms. Knight and restaurant-level EBITDA in the case of Mr. Curtis) and 20.0% of the performance metrics were related to individual/strategic goals. Any performance below the threshold resulted in a payout of 0.0% for the metric and all amounts were capped at 150.0% of target. On March 30, 2018, the Compensation Committee certified that no portion of the Adjusted EBITDA or restaurant-level EBITDA target was achieved, resulting in no payout for the executive team.

With respect to the remaining 20.0% of the performance metrics, the Committee determined that the executive team did not meet objectives for same-store sales growth, but substantially satisfied the following individual/strategic goals for fiscal 2017 and this component of the performance metrics would be paid at 80% (for a percentage payout of 16%):

•	debt repayment;

•	management of capital spending;

•	revisions and enhancements to the Company's cost structure;

•	SEC compliance;

•	satisfactory results from independent auditors;

•	new store openings;

•	integration of St. Louis acquisition; and

•	overall balance sheet management.

Based on the attainment of the performance metrics established in the 2017 Short Term Plan, bonus amounts were paid to our executive officers as follows: Mr. Burke, $35,640, Mr. Curtis, $18,792, and Ms. Knight, $24,480. At the recommendation of the Compensation Committee, it was agreed that these bonus amounts would be paid 50% in cash and 50% in DRH stock, with no vesting condition, valued at the closing price on March 29, 2018 of $1.35 per share, as follows: Mr. Burke, $17,820 cash and 13,200 shares; Mr. Curtis,$9,396 cash and 6,960 shares; and Ms. Knight, $12,240 cash and 9,066 shares.

Compensation Risk Assessment

The Compensation Committee reviews our compensation policies and practices with management and the Board, and does not believe that they are reasonably likely to have a material adverse effect on us by encouraging our executive officers to take unnecessary or excessive risks that threaten our value. The Compensation Committee does not believe that the features of our compensation plans make it likely that taking unnecessary or excessive risks that threaten our value will provide greater compensation than actions that involve a prudent level of risk. The equity-based plans encourage our executive officers and other employees to focus on increasing stockholder value over a period of years. The 401(k) plan provides helpful ways for our employees to save for retirement. The bonus plans are typically based on a variety of metrics tied to improving our performance, and contain "claw back" provisions if the executive officer or employee engages in certain activities and a payout is based on inaccurate financial statements or other inaccurate performance metric criteria. Based on its review, the Compensation Committee believes that our compensation policies and procedures do not pose any unnecessary risks, and do not encourage employees to manipulate reported earnings to enhance the compensation of any employee.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 31, 2017.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
T. Michael Ansley	30,000	—	—	$2.50	7/31/2019	—	$—	—	—

David G. Burke	30,000	—	—	$2.50	7/31/2019	11,876(2)	$19,002	—	—
	—	—	—			33,333(3)	$53,333	—	—
	—	—	—			100,000(4)	$160,000	—	—
	—	—	—			50,000(5)	$80,000	—	—

Jason Curtis	—	—	—			11,8762)	$19,002	—	—
	—					33,333(7)	$53,333	—	—
	—	—	—			22,222(5)	$35,555	—	—

Phyllis A. Knight	—	—	—			33,333(6)	$53,333	—	—
	—	—	—			66,667(8)	$106,667	—	—
	—	—	—			15,000(5)	$24,000	—	—

(1)
These options became fully vested on July 31, 2013. The Company entered into a Second Amendment to the Stock Option Agreement of 2010 on July 28, 2016 which extended the expiration date of the options from July 31, 2016 to July 31, 2019.

(2)
The shares of restricted stock cliff vest on May 21, 2018. The shares are subject to additional restrictions on transferability and conditions of forfeiture in accordance with the Stock Incentive Plan of 2011.

(3)
The shares of restricted stock cliff vest on June 23, 2019. The shares are subject to additional restrictions on transferability and conditions of forfeiture in accordance with the Stock Incentive Plan of 2011.

(4)
The shares of restricted stock vest ratably on January 1, 2018, January 1, 2019, and January 1, 2020. The shares are subject to additional restrictions on transferability and conditions of forfeiture in accordance with the Stock Incentive Plan of 2011.

(5)
The shares of restricted stock cliff vest on July 28, 2020. The shares are subject to additional restrictions on transferability and conditions of forfeiture in accordance with the Stock Incentive Plan of 2017.

(6)	The shares of restricted stock vested on January 1, 2018 in accordance with the Stock Incentive Plan of 2011.

(7)
The shares of restricted stock cliff vest on June 2, 2019. The shares are subject to additional restrictions on transferability and conditions of forfeiture in accordance with the Stock Incentive Plan of 2017.

(8)
The shares of restricted stock vest ratably on January 1, 2019 and January 1, 2020. The shares are subject to additional restrictions on transferability and conditions of forfeiture in accordance with the Stock Incentive Plan of 2017.

Payments in the Event of Termination of Employment or Change in Control

Employment Agreements

For amounts payable to Mr. Burke and Ms. Knight following a termination of employment (including in the event of a change in control), please see "Employment Agreements" above.

Termination of Employment Due to Death or Disability

Rights under the Stock Incentive Plan of 2011

If an executive officer terminates employment due to death or disability, then restricted stock granted to the officer under the Stock Incentive Plan of 2011 will be partially vested. Also, if we terminate an officer's employment other than for cause, then restricted stock granted to the officer under the plan will be partially vested. The number of shares that will be vested is equal to the number of shares granted to the executive officer multiplied by the number of months that have elapsed since the grant date divided by the number of months in the vesting period. Our Compensation Committee also has discretion to accelerate the vesting of restricted stock.

Rights under the Stock Incentive Plan of 2017

If an executive officer terminates employment due to death or disability, then restricted stock granted to the officer under the Stock Incentive Plan of 2017 will be 100% vested. Our Compensation Committee also has discretion to accelerate the vesting of restricted stock.

If an executive officer had terminated employment due to death or disability, or if we had terminated their employment without cause on December 31, 2017, each officer would have become vested in the following number of shares of restricted stock with a value shown below.

Executive Officer	Number of Shares Vested	Value
David G. Burke	69,690	$111,504
Jason Curtis	30,905	49,449
Phyllis A. Knight	46,911	75,057
	147,506	$236,010

These amounts assume that the termination occurred on December 31, 2017, the last business day of our 2017 fiscal year, and is an estimate of the value of restricted stock that would be vested upon a termination. The actual amount would only be determined upon a termination of employment.

Change in Control

According to their terms when awarded, shares of restricted stock awarded under the Stock Incentive Plan of 2011 or the Stock Incentive Plan of 2017 become fully vested upon a change in control. A “change in control” is defined in each of the Stock Incentive Plan of 2011 and the Stock Incentive Plan of 2017 as (a) the failure of the continuing directors to constitute a majority of the Board of Directors; (b) the acquisition by any person of ownership of 50.0% or more of our outstanding common stock; (c) a reorganization, merger or consolidation after which our stockholders do not own at least 50.0% of the value and voting power of the outstanding capital stock of the entity surviving the transaction; (d) a liquidation or dissolution, or a sale of all or substantially all of our assets; or (e) any other change in control transaction that is reportable to the SEC under Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934.

Retirement Benefits

We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or other employees. Our executive officers and many of our other employees are eligible to participate in our 401(k) plan. Effective January 1, 2014, we implemented a discretionary matching contribution to our 401(k) plan. For fiscal 2016, the discretionary match was equal to the sum of 100% of the amount of a participant’s elective deferrals that did not exceed 2% of the participant’s compensation. For fiscal 2017, there was no match. Mr. Burke participated in our 401(k) plan during 2016 and

2017. For 2018, the 401(k) plan has been amended to comply with the IRS Safe Harbor Rules, including a mandatory match of 100% of the first 3% contributed and 50% of the next 2% that is contributed.

Director Compensation for Fiscal 2017

The table below provides information regarding the compensation of our directors for our fiscal year ending December 31, 2017.

Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jay Alan Dusenberry	$42,000	$32,000	—	—	—	—	$74,000
Philip Friedman	$32,000	$32,000	—	—	—	—	$64,000
David Ligotti	$32,000	$32,000	—	—	—	—	$64,000
Joseph M. Nowicki	$47,000	$32,000	—	—	—	—	$79,000
Gregory J. Stevens	$32,000	$32,000	—	—	—	—	$64,000

(1)	Compensation information for T. Michael Ansley and David G. Burke is fully reflected in the Summary Compensation Table above and, as such, is not repeated here.

(2)	As of December 31, 2017, each of Messrs. Dusenberry, Friedman, Nowicki, and Stevens had outstanding options to purchase 30,000 shares of the Company’s common stock.

(3)
Each non-employee director received a restricted stock award of 14,222 shares in 2017 following the annual election of directors, to assist the directors in meeting stock ownership guidelines for non-employee directors. The shares will vest on July 28, 2018.

On July 31, 2010, each member of the Board then serving was granted options to purchase up to 30,000 shares of our common stock in return for their services as directors at an exercise price of $2.50 per share. The options are fully vested and expire on July 31, 2019. On March 10, 2011, in connection with his appointment to the Board, Philip Friedman was granted options to purchase 30,000 shares on the same terms as the options issued in July 2010.

We review the compensation of our non-employee directors annually and may engage an independent compensation consultant to advise us on appropriate levels of cash and non-cash compensation for our directors. Our Compensation Committee engaged Lockton in 2015 to perform benchmarking of our director compensation program and to provide us with recommendations for cash compensation to be paid to our directors and to the Chairs of our Audit and Compensation Committees, for appropriate levels and types of stock-based compensation and as to appropriate stock ownership guidelines.

On June 2, 2016, the Board, upon recommendation of the Compensation Committee, decided to revise the compensation program for the non-employee directors. The material provisions of the compensation program are as follows:

•	Cash retainer fee of $32,000, paid in quarterly amounts of $8,000 on the last business day of each calendar quarter;

•
A grant of restricted stock with a value of $32,000, to be granted on the date of the annual election of directors, with a one-year vesting period such that the director would be 100% vested on the first anniversary of the grant date;

•	Additional cash payment to the Chair of the Audit Committee in the amount of $15,000, payable in equal quarterly installments on the last business day of each calendar quarter; and

•	Additional cash payment to the Chair of the Compensation Committee in the amount of $10,000, to be payable in equal quarterly installments on the last business day of each calendar quarter.

In addition, the Board, upon recommendation of the Compensation Committee, adopted stock ownership guidelines for non-employee directors, equal to three times the amount of the annual cash retainer, which is intended to be met by three annual restricted stock grants.

TRANSACTIONS WITH RELATED PERSONS

Certain Transactions

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5.0% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as would have been expected if the transaction had been with a person who is not related to us, or is in our best interest.

On December 25, 2016, DRH completed a tax-free spin-off (the “Spin-Off”) of its Bagger Dave's business. Specifically, DRH contributed its 100.0% owned entity, AMC Burgers, LLC and certain real estate entities into Bagger Dave's Burger Tavern, Inc., a newly created Nevada corporation ("Bagger Dave's" or "Bagger"), which was then spun-off into a stand-alone, publicly- traded company on the over-the-counter exchange. In connection with the Spin-Off, DRH contributed to Bagger certain assets, liabilities, and employees related to its Bagger Dave's businesses. Intercompany balances due to/from DRH, which included amounts from sales, were contributed to equity. Additionally, DRH contributed $2 million in cash to Bagger to provide working capital for Bagger’s operations and is a guarantor for certain of Bagger's lease obligations.

Further, In conjunction with the Spin-Off, DRH entered into a transition services agreement (the "TSA") with Bagger Dave's pursuant to which DRH provided certain information technology and human resources support, limited accounting support, and other minor administrative functions at no charge. The TSA was intended to assist the discontinued component in efficiently and seamlessly transitioning to stand on its own. Certain provisions of the TSA terminated in December 2017 and the First Amendment to TSA (the "Amended TSA") was entered into effective January 1, 2018. Under the Amended TSA, DRH will provide ongoing administrative support to Bagger Dave's in certain areas, including information technology, human resources and real estate, in exchange for a fee based on a rate-per-hour of service. From January 1, 2017 through April 1, 2018, the total amount billed by DRH to Bagger Dave's for administrative services under the TSA was $507,091 and the total payments received and credits applied from Bagger by DRH were $391,178.

Our Executive Chairman, our President and CEO (both of whom are also members of our board of directors) and our CFO currently serve on Bagger Dave's board of directors. Our Executive Chairman is also the Chairman of the Board, Chief Executive Officer and President of Bagger Dave's.

Indemnification Agreements

We expect to enter into indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10.0% of our outstanding common stock to file with the Securities and Exchange Commission reports of changes in ownership of our common stock held by such persons. Executive officers, directors and greater than 10.0% stockholders are also required to furnish us with copies of all forms they file under this section. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations received from our directors and officers, we believe that all reports required to be filed under Section 16(a) for fiscal year 2017 were timely filed. However, a corrective Form 5 was required to report two past transactions for one of our reporting persons that, due to administrative oversight, were not reported on Form 4 or Form 5 for 2013 and 2015, respectively.

SECOND PROPOSAL-RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of the Company’s Board has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 30, 2018. BDO began serving as our independent auditor for the fiscal year ended December 25, 2011. Services provided to us by BDO in 2017 are described under the heading “Principal Accountant Fees and Services” below.

Our Board of Directors is asking our stockholders to ratify the selection of BDO as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of BDO to our stockholders for ratification as a matter of good corporate practice.

Representatives of BDO plan to attend the annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by stockholders.

Our Board of Directors recommends that you vote FOR ratification of the appointment of BDO as our independent registered public accounting firm for 2018. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for ratification of the appointment of BDO.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.

Principal Accountant Fees and Services

The following table shows the fees for audit and other professional services provided to us by BDO in 2017 and 2016.

Services
	December 31, 2017	December 25, 2016
Audit Fees (1)	$228,000	$522,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	139,630	305,100
All Other Fees (4)	—	—
Total audit and non-audit fees	$367,630	$827,100

(1)
“Audit Fees” include the aggregate fees billed for professional services rendered for the audit of our annual financial statements and for review of financial statements included in our quarterly reports on Form 10-Q. These fees also cover other services that are normally provided by the independent accountants in connection with documents to be filed with the SEC.

(2)	“Audit-Related Fees” consist of fees billed for professional services rendered related to the performance of the audit or review that are not otherwise reported under Audit Fees.

(3)	“Tax Fees” consist of fees billed for professional services rendered in connection with tax compliance, tax advice and tax planning.

(4)	“All Other Fees” consist of fees billed for professional services rendered that are not otherwise reported above.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Company’s Audit Committee pre-approves all audit and non-audit services provided by the independent auditor prior to the engagement of the independent auditor with respect to such services. The Company’s independent auditor may be engaged to provide non-audit services only after the appointed auditor has first considered the proposed engagement and has determined, in each instance, that the proposed services are not prohibited by applicable regulations and that the auditor’s independence will not be materially impaired as a result of having provided these services. In making this determination, the Audit Committee takes into consideration whether a reasonable investor, knowing all relevant facts and circumstances, would conclude that the auditor’s exercise of objective and impartial judgment on all issues encompassed within the auditor’s engagement would be materially impaired. All services provided by the Company’s independent auditor in 2017 and 2016 were pre-approved by the Audit Committee or its Chairman in accordance with the Company’s policy.

THIRD PROPOSAL-ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation. We believe that our compensation policies and procedures are aligned with the long-term interests of our stockholders.

As required by Section 14A of the Exchange Act, this proposal seeks a stockholder advisory vote on the approval of compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the executives of Diversified Restaurant Holdings, Inc., as disclosed in the Compensation of Executive Officers and Directors section of the Proxy Statement, the compensation tables, and the related disclosure contained in the Proxy Statement.”

Our Board of Directors urges you to endorse the compensation program for our executive officers by voting FOR the above resolution. The Compensation Committee of the Board of Directors believes that the executive compensation for 2017 is reasonable, appropriate and justified by the Company’s performance.

Since your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors recommends that you vote FOR approval of our executive compensation program as described in this Proxy Statement. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for approval of our executive compensation program.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Any stockholder of the Company wishing to submit a proposal for action at the Company’s 2019 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must provide a written copy of the proposal to the management of the Company at its principal executive offices no later than December 6, 2018 and must otherwise comply with the rules and regulations of the Securities and Exchange Commission applicable to stockholder proposals.

A stockholder who intends to present a proposal for the 2019 annual meeting of stockholders, other than pursuant to Rule 14a-8 under the Exchange Act, must provide us with notice of such intention by February 19, 2019, or the persons named in the proxy to vote the proxies will have discretionary voting authority at the 2019 annual meeting with respect to any such proposal without discussion of the matter in our Proxy Statement pursuant to Rule 14a-4. A stockholder intending to present a proposal for the 2019 annual meeting of stockholders must also comply with the advance notice and other requirements set forth in our Bylaws.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 can be found on the internet at www.envisionreports.com/SAUC or, if a stockholder requested a paper copy, it is being delivered with this proxy statement, and is also available, along with the financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1 for the Company’s most recent fiscal year, without charge upon written request to: Investor Relations, Diversified Restaurant Holdings, Inc., 27680 Franklin Road, Southfield, Michigan 48034.

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting for action by stockholders. If any other matters requiring a vote of the stockholders arise at the Annual Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

The Company will pay the cost of soliciting proxies. In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, email or personal interview. The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of common stock and will reimburse them for their reasonable expenses in so doing.

A list of stockholders entitled to be present and vote at the Annual Meeting will be available during the Annual Meeting for inspection by stockholders who are present. If you cannot be present in person, you are requested to cast your vote as promptly as possible via the internet or by telephone, as instructed in the notice of internet availability of proxy materials. If you chose to receive paper copies of your proxy materials, including the proxy card, we request that you please complete, date, sign and return the proxy card in the return envelope provided (which has prepaid postage if mailed in the United States) as promptly as possible to ensure your representation at the meeting.

DRH diversifiedrestaurantholdingsinc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EST, on May 24, 2018.

Vote by Internet

- Go to **www.envisionreports.com/SAUC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - T. Michael Ansley	☐	☐	02 - David G. Burke	☐	☐	03 - Jay Alan Dusenberry	☐	☐
04 - Philip Friedman	☐	☐	05 - David Ligotti	☐	☐	06 - Joseph M. Nowicki	☐	☐
07 - Gregory J. Stevens	☐	☐						

Proposal	For	Against	Abstain
2. To ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2018.	☐	☐	☐
3. Advisory approval of the compensation of our named executive officers.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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02S57B

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

DRH diversifiedrestaurantholdingsinc.

Proxy — DIVERSIFIED RESTAURANT HOLDINGS, INC.

27680 Franklin Road
Southfield, Michigan 48034

David G. Burke and Phyllis A. Knight, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Diversified Restaurant Holdings, Inc. to be held on May 24, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all Nominees and FOR Proposals 2 and 3.

(Items to be voted appear on reverse side.)

DRH diversifiedrestaurantholdingsinc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Vote by Internet

- Go to **www.envisionreports.com/SAUC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Stockholder Meeting Notice

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Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

www.envisionreports.com/SAUC

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/SAUC** to view the materials.

Step 2: Click on **Cast Your Vote or Request Materials**.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 11, 2018 to facilitate timely delivery.

2 N O T C O Y

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Stockholder Meeting Notice

Diversified Restaurant Holdings, Inc.'s Annual Meeting of Stockholders will be held on Thursday, May 24, 2018 at 1218 Randolph, Detroit, Michigan 48226, at 10:00 a.m. EDT.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all nominees, and FOR Proposals 2 and 3:

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/SAUC**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials Diversified Restaurant Holdings, Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 11, 2018.

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